UK PRIME RMBS NEW ISSUE: GBP 6,112MM GRANITE 2007-1


ORIGINATOR: NORTHERN ROCK PLC
SYNDICATE LEADS: CITI, DEUTSCHE, MORGAN STANLEY
SETTLE 24/01
B&D: $-MS EUR-DEUTSCHE GBP-CITI


CL    SIZE(MM)      S&P/MDY/F       WAL(YR)  EFM(M/Y)    LEGAL(M/Y)   COUPON         PRICE


1A1   $ 1,350.0     AAA/Aaa /AAA    0.9      06/08       12/30        1M $+3         100
1A3   (GBP) 450.0   AAA/Aaa /AAA    0.9      06/08       12/30        3M (GBP)+3     100
1B1   $ 84.0        AA /Aa3 /AA     1.9      12/08       12/54        3M $+7         100
1M1   $ 84.0        A / A2 / A      1.9      12/08       12/54        3M $+15        100
1C1   $ 94.6        BBB/Baa2/BBB    1.9      12/08       12/54        3M $+30        100
2A1   $ 1,450.0     AAA/Aaa /AAA    2.7      06/10       12/54        3M $+7         100
2B1   $ 80.0        AA /Aa3 /AA     3.4      06/10       12/54        3M $+12        100
2M1   $ 80.0        A / A2 / A      3.4      06/10       12/54        3M $+25        100
2C1   $ 30.0        BBB/Baa2/BBB    3.4      06/10       12/54        3M $+43        100
2C2   Euro 30.0     BBB/Baa2/BBB    3.4      06/10       12/54        3M Euro+45     100
3A1   $ 1,500.0     AAA/Aaa /AAA    4.6      06/12       12/54        3M $+10        100
3A2   Euro 1,650.0  AAA/Aaa /AAA    4.6      06/12       12/54        3M Euro+10     100
3B1   Euro 167.0    AA /Aa3 /AA     5.4      06/12       12/54        3M E+17        100
3B2   (GBP)25.0     AA /Aa3 /AA     5.4      06/12       12/54        3M (GBP)+17    100
3M1   Euro 131.0    A / A2 / A      5.4      06/12       12/54        3M Euro+27     100
3M2   (GBP)40.0     A / A2 / A      5.4      06/12       12/54        3M (GBP)+27    100
3C1   Euro 265.0    BBB/Baa2/BBB    5.4      06/12       12/54        3M Euro+50     100
3C2   (GBP)36.0     BBB/Baa2/BBB    5.4      06/12       12/54        3M (GBP)+50    100
4A1   $ 1,000.0     AAA/Aaa /AAA    5.1      06/12       12/54        PVT PLCMT      100
5A1   (GBP)650.0    AAA/Aaa /AAA    5.4      06/12       12/54        3M (GBP)+11    100
6A1   (GBP)500.0    AAA/Aaa /AAA    6.9      12/13       12/54        Gilt+51         99.94%


COUPON 5.6%
UKT 14: 99.83
* CLASS 1A1, 1A3, 2A1, 3A1, 3A2, 4A1, 1B1, 1M1, 1C1 ARE CONTROLLED AMORTISATION, REST ARE PASS THROUGH AFTER RESPECTIVE CALL DATES
* CALL DATE IS:
  JUN 2010 FOR 1A1, 1A3, 1B1, 1M1, 1C1, 2A1, 2B1, 2M1, 2C1, 2C2
  DEC 2013 FOR 6A1
  JUN 2012 FOR REST
* CASH RESERVE 1.65%
* CURRENT INDEXED WA LTV [71.34]%
* WA SEASONING [24.77]MONTHS
* SEC REGISTERED


The issuing entity has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +44 20 7545 9481 or by emailing Nicholas Dibley at nicholas.dibley@db.com.